 EXHIBIT H

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December 28, 2015

The Republic of Chile

Ministry of Finance
Teatinos 120, Piso 12
Santiago

Chile

Ladies and Gentlemen:

We have acted as special New York counsel to the Republic of Chile (the “Republic”) in connection with the preparation and filing by the Republic with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), of a registration statement being filed on the date hereof (the “Registration Statement”), pursuant to which the Republic proposes to issue and sell from time to time in the United States up to US$3,000,000,000 aggregate principal amount of its debt securities (the “Debt Securities”) and/or warrants to purchase Debt Securities. The Debt Securities are to be issued pursuant to an indenture dated December 12, 2014 (the “Base Indenture”), as amended by the first supplemental indenture dated as of May 27, 2015 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Republic and The Bank of New York Mellon, as trustee (the “Trustee”) or pursuant to another indenture that is filed as an exhibit to the Registration Statement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Registration Statement.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a) the Registration Statement and the prospectus included therein;

(b) a copy of the executed Base Indenture; and

The Republic of Chile, Ministry of Finance, p. 2

(c) a copy of the executed First Supplemental Indenture, along with the related form of authorization (the “Authorization”) and the form of debt securities attached as exhibits thereto.

In addition, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that when (i) an Authorization, substantially in the form of an exhibit to the Indenture (or any other indenture under which the Debt Securities are issued), establishing the terms of a series of the Debt Securities, has been duly authorized by the Republic and duly executed and delivered by the Republic in accordance with the Indenture (or any such other indenture), (ii) any such other indenture under which the Debt Securities are issued, if applicable, has been duly authorized by the Republic and duly executed and delivered by the parties thereto, and (iii) the Debt Securities, in substantially the form set forth as an exhibit to the Indenture (or any such other indenture) and annexed to the Authorization, have been duly authorized by the Republic and duly executed and authenticated in accordance with the Indenture (or any such other indenture), and duly delivered and paid for by the purchasers thereof, such Debt Securities will constitute valid, binding and enforceable obligations of the Republic, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, to general principles of equity and to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In giving the foregoing opinion, we have assumed that (a) the Republic and each other party to the Indenture (or any such other indenture) has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Republic regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience are normally applicable in relation to transactions of the type contemplated by the Indenture and the Debt Securities), (b) any terms of the Debt Securities that are not contained in the forms thereof set forth as an exhibit to the Indenture (or any such other indenture) will comply with applicable law and will be valid, binding and enforceable, (c) the interest rate on the Debt Securities will not exceed the maximum rate permitted by law, and (d) any such other indenture is similar in all material respects to the Indenture. In addition, we note that the enforceability in the United States of the waiver by the Republic of its immunities from court jurisdiction and from legal process, as set forth in the Indenture and the Debt Securities, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976. We express no opinion as to the enforceability of any such waiver of immunity to the extent that it purports to apply to any immunity to which the Republic may become entitled after the date hereof.

The Republic of Chile,

Ministry of Finance, p. 3

We also note that the designation in Section 9.7 of the Indenture of the U.S. federal courts sitting in The City of New York as a venue for actions or proceedings relating to the Indenture and the Debt Securities is (notwithstanding the waiver in or pursuant to Section 9.7 of the Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such action or proceeding.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the prospectus included in the Registration Statement and in any prospectus supplement relating thereto. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. We assume no obligation to advise you, or to make any investigations, as to the any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By: /s/ Andrés de la Cruz
          Andrés de la Cruz